SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: November 20, 2003

(Date of earliest event reported)

TIVO INC.

(exact name of registrant as specified in its charter)

Delaware	Commission File: 000-27141	77-0463167
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

2160 Gold Street

P.O. Box 2160

Alviso, California 95002

(Address of Principal executive offices, including zip code)

(408) 519-9100

(Registrant’s telephone number, including area code)

ITEM 5.	OTHER EVENTS

On November 20, 2003 we announced financial results for our third quarter ended October 31, 2003.

We added 209,000 subscriptions in the third quarter, four and half times the number of subscriptions added in the same quarter of last year. We added approximately 59,000 net new TiVo service subscriptions in the quarter, nearly double the growth of the third quarter of last year, and 150,000 net new subscriptions through DIRECTV in the quarter which is growth of nearly 100% over the second quarter, and nearly ten times the number of new DIRECTV subscriptions added in the third quarter of last year.

Net revenues for the third quarter were $43.3 million, including a 73% increase over the third quarter of last year, including $22.7 million in Service and Technology revenue, and $24.5 million in Hardware revenue. Gross Profit for the quarter was $9.0 million, more than double the gross profit from the third quarter of last year. Net loss for the quarter was $7.4 million, or $(0.11) per share, less than half the $(0.23) per share net loss from the third quarter of last year.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 31, 2003	October 31, 2002	October 31, 2003	October 31, 2002
Service revenues	$16,018	$10,185	$42,477	$27,911
Technology revenues	6,656	2,556	13,671	18,544

Service and Technology revenues	22,674	12,741	56,148	46,455

Hardware sales	24,479	16,220	47,345	31,109
Rebates, revenue share & other payments to channel	(3,897)	(3,968)	(5,045)	(4,568)

Net revenues	43,256	24,993	98,448	72,996

Cost of service revenues	4,370	3,852	12,453	12,399
Cost of technology revenues	4,464	1,442	11,113	5,924
Cost of hardware sales	25,413	15,588	48,149	30,599

Gross profit	9,009	4,111	26,733	24,074

Research and development	5,432	4,875	16,693	14,395
Sales and marketing	5,704	4,333	14,205	44,152
General and administrative	3,949	3,752	11,788	11,100

Operating loss	(6,076)	(8,849)	(15,953)	(45,573)

Interest and other income (expense), net	(1,197)	(2,520)	(3,552)	(2,232)
Preferred stock dividend and accretion			—	(1,665)
Provision for taxes	(115)	(150)	(152)	(261)

Net loss attributable to common stock	$(7,388)	$(11,519)	$(19,657)	$(49,731)

Net loss per share—basic and diluted	$(0.11)	$(0.23)	$(0.30)	$(1.02)

Shares used in per share computation	68,226	51,041	66,027	48,793

TIVO INC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	October 31, 2003	January 31, 2003
ASSETS
Cash, cash equivalents and short-term investments	$61,807	$44,201
Accounts receivable, net	19,860	7,110
Inventories	9,957	7,273
Prepaid expenses and other	10,649	11,593
Property and equipment, net	9,644	12,143

Total assets	$111,917	$82,320

LIABILITIES & STOCKHOLDERS’ DEFICIT
Accounts payable and other current liabilities	$44,054	$36,382
Deferred revenue	65,721	62,450
Convertible notes payable, long term (Face Value $20,450)	10,750	8,185
Total stockholders’ deficit	(8,609)	(24,697)

Liabilities & stockholders’ deficit	$111,917	$82,320

Other Data

(Subscriptions in thousands)	Three Months Ended		Nine Months Ended
	October 31, 2003	October 31, 2002	October 31, 2002	October 31, 2002
TiVo Service Subscriptions Net Additions	59	30	130	75
Service Provider Subscriptions Net Additions	150	16	248	55

Total Subscriptions Net Additions	209	46	378	130

TiVo Service Cumulative Subscriptions	526	321	526	321
Service Provider Cumulative Subscriptions	476	189	476	189

Total Cumulative Subscriptions	1,002	510	1,002	510

% of TiVo Service Cumulative Subscriptions paying recurring fees (excludes DIRECTV subscriptions)	35%	30%	35%	30%

Notes:

- “TiVo Service Subscriptions” lines refer to standalone TiVo DVRs manufactured by TiVo, Sony, Philips, and others, as well as DVD/TiVo products manufactured by Pioneer and Toshiba.

- “Service Provider Subscriptions” lines refer to integrated DIRECTV satellite receivers with TiVo, including those manufactured by Samsung, Hughes, Philips, RCA, Sony, and others.

Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, our business, services, business development, strategy, customers or other factors that may affect future earnings or financial results. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the “Factors That May Affect Future Operating Results” and other risks detailed in our Annual Report on Form 10-K for the period ended January 31, 2003, as amended, and our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2003 and July 31, 2003, filed with the Securities and Exchange Commission. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: November 20, 2003	By:	/s/ David H. Courtney
David H. Courtney Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration (Principal Financial and Accounting Officer)